Exhibit 10.19

CHANGE IN CONTROL SEPARATION BENEFIT PLAN

OF RAM ENERGY RESOURCES, INC. AND

PARTICIPATING SUBSIDIARIES

Introduction

The Board of Directors of the Company, has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of each “Executive” (as defined in Section 2 of this Plan), notwithstanding the possibility, threat, or occurrence of a “Change in Control” (as defined in Section 2 of this Plan) of the Company. The Board believes it is important to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, and to encourage the Executive’s full attention and dedication to the affairs of the Company during the term of this Plan and upon the occurrence of such event. The Board also believes the Company is best served by providing the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other corporations. In order to accomplish these objectives, the Board has caused the Company to enter into this Plan.

Article I.

SCOPE

Section 1.1 Name. This Plan shall be known as the Change in Control Separation Benefit Plan of RAM Energy Resources, Inc. and Participating Subsidiaries.

Article II.

DEFINITIONS

Section 2.1 “Act” means the Securities Exchange of Act of 1934, as amended from time to time.

Section 2.2 “Accrued Obligations” has the meaning ascribed to such term in Section 4.1.

Section 2.3 “Affiliate” means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, however, that a natural person shall not be considered an Affiliate.

Section 2.4 “Annual Base Salary” means the annual regular basic cash remuneration before deductions for taxes and other items withheld, and without regard to any salary reduction pursuant to any plans maintained by an Employing Company under Sections 401(k) or 125 of the Code, payable to an Executive for services rendered to an Employing Company, but not including pay for bonuses, incentive compensation, special pay, awards or commissions. The Annual Base Salary may be increased from time to time, in the Company’s discretion, but shall not be reduced by the Company or Employing Company during the Change In Control Period.

Section 2.5 “Board of Directors” or “Board” means the board of directors of the Company.

Section 2.6 “Cause” means, in connection with the termination of Executive’s employment with the Company or the Employing Company, the termination of such employment due to:

(i) the failure of the Executive to perform in any material respect the Executive’s prescribed duties to the Employing Company (other than any such failure resulting from the Executive becoming Disabled);

(ii) the commission by the Executive of a wrongful act that caused or was reasonably likely to cause damage to the Employing Company;

(iii) an act of gross negligence, fraud, unfair competition, dishonesty or misrepresentation in the performance of the Executive’s duties on behalf of the Employing Company;

(iv) the conviction of or the entry of a plea of nolo contendere by the Executive to any felony or the conviction of or the entry of a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude; or

(v) a breach of the Executive’s fiduciary duty involving personal profit.

Section 2.7 “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) at the close of business day next following the day on which the Company learns of the acquisition by any person of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Act, of 50% or more of the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”), excluding, however, the following: (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (C) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (iii) of this definition;

(ii) at any time the Incumbent Directors shall cease for any reason to constitute a majority of the Board;

(iii) upon the consummation of a reorganization, merger or consolidation, or a sale or other disposition of all or substantially all of the assets, of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the Outstanding Company Common Stock (or, if applicable, 50% of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors) of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly), and (ii) Incumbent Directors will constitute a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction; or

(iv) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

Section 2.8 “Change in Control Period” means the one (1) year period following the occurrence of Change in Control of the Company.

Section 2.9 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

Section 2.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.11 “Company” means RAM Energy Resources, Inc., the sponsor of this Plan.

Section 2.12 “Compensation Committee” means the Compensation Committee established and appointed by the Board of Directors.

Section 2.13 “Disabled” means, with respect to any Executive, that (i) such Executive has received disability payments under the Company’s long-term disability plan for a period of three (3) months or more, or (ii) based upon the written report (prepared after a complete physical examination of the Executive) of a mutually agreeable qualified physician designated by the Company and the Executive or the Executive’s representative, the Compensation Committee determines, in accordance with Section 409A of the Code, that the Executive has become physically or mentally incapable of performing the Executive’s essential job functions with or without reasonable accommodation or job protection as required by law for a continuous period expected to last for a continuous period of not less than twelve (12) months.

Section 2.14 “Effective Date” means the day on which a Change in Control occurs.

Section 2.15 “Employing Company” means the Company or any Affiliate who employs the Executive.

Section 2.16 “Executive” means each duly elected (by the Board of Directors) Senior Vice President (“SVP”) and Vice President (“VP”) of the Company or an Affiliate.

Section 2.17 “Good Reason” means the termination by the Executive of the Executive’s employment during the Change in Control Period for any of the following events, unless the Executive has consented in writing to such event:

(i) any material diminution in the Executive’s Annual Base Salary;

(ii) the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, other than an isolated, insubstantial, or inadvertent action not taken in bad faith and which the Company remedies promptly after receipt of notice from the Executive;

(iii) any failure by the Company to comply with and satisfy Section 5.3; or

(iv) any relocation of the Executive’s principal office to a location more than fifty (50) miles from the Executive’s principal office prior to such relocation.

Section 2.18 “Good Reason Notice” has the meaning ascribed to such term in Section 3.3.

Section 2.19 “Incumbent Directors” means the members of the Board on the date of adoption of this Plan, together with any person who hereafter becomes a director of the Company and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors (including directors so appointed or elected by Incumbent Directors) then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director); provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or solicitation of proxies or consents, shall be deemed an Incumbent Director.

Section 2.20 “Notice of Termination” means a written notice that (i) indicates the specific termination provision of Section 3 that is being relied upon, (ii) to the extent applicable, reasonably describes the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specifies the Termination Date; provided, however, that the failure to describe in the Notice of Termination any fact or circumstance constituting Good Reason or Cause shall not waive any right of either party under this Plan or preclude either party from asserting such fact or circumstance in enforcing rights under this Plan.

Section 2.21 A “person” shall have the meaning ascribed by Section 3(a)(9) of the Act and shall also mean a natural person, company, government (and any political subdivision, agency, or instrumentality of a government), corporation, partnership, limited liability company, trust, unincorporated organization, or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Outstanding Company Common Stock, such partnership, limited partnership, syndicate, or other group shall be deemed a “person” for purposes of this Plan.

Section 2.22 “Plan” means this Change in Control Separation Benefit Plan of RAM Energy Resources, Inc. and Participating Subsidiaries, as set forth herein and as hereafter amended from time to time.

Section 2.23 “Section 409A” has the meaning ascribed to such term in Section 4.4.

Section 2.24 “Separation Benefit” means the benefit provided for under this Plan as determined under Section 4.2.

Section 2.25 “Separation from Service” means an Executive’s termination of employment with the Company or an Employing Company under the circumstances described below during the Change in Control Period. Whether a Separation from Service has occurred shall be determined by the Company in accordance with Section 409A.

Except in the case of an Executive on a military leave, sick leave or bona fide leave of absence as provided below, an Executive is deemed to have incurred a Separation from Service if the Company and the Executive reasonably anticipated that the level of services to be performed by the Executive after a certain date would be reduced to 20% or less of the average services rendered by the Executive during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Executive was on a military leave, sick leave or bona fide leave of absence.

An Executive who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Executive’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Company means the Company and any Affiliate of the Company, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

Section 2.26 “Specified Executive” means those Executives of the Company or an Affiliate who are determined by the Compensation Committee to be a “specified employee” in accordance with Section 409A and the regulations promulgated thereunder.

Section 2.27 “Termination Date” means the Executive’s last day of employment by the Company, Employing Company, or an Affiliate (including any successor to the Company or such Affiliate as determined in accordance with Section 5.1).

Article III.

TERMINATION OF EMPLOYMENT DURING THE CHANGE IN CONTROL PERIOD

Section 3.1 Termination Upon Death or Becoming Disabled. Notwithstanding anything contained in this Plan to the contrary, the Executive’s employment with the Company shall terminate immediately upon the Executive’s death and the Company shall have no further obligation under this Plan to the deceased Executive or such Executive’s legal representatives. If the Executive’s employment with the Company is terminated due to the Executive becoming Disabled, the Company shall have no further obligation under this Plan to the Executive or such Executive’s legal representatives.

Section 3.2 Termination by the Company; Cause. The Company may terminate the Executive’s employment with the Company at any time whether with or without Cause. If during the Change in Control Period the Company terminates the Executive’s employment for Cause, then such termination for Cause shall not be effective for purposes of determining that the Executive is not entitled to payment of the Separation Benefit under this Plan unless and until the Board (i) provides reasonable notice and an opportunity to the Executive and the Executive’s counsel (if applicable) to be heard at a meeting called to discuss the Executive’s employment and (ii) subsequently provides the Executive with a copy of a resolution duly adopted by at least a two-thirds (2/3) majority of the Board specifying that the Board has determined in good faith that Cause exists for terminating the Executive’s employment.

Section 3.3 Termination by the Executive; Good Reason. The Executive may terminate the Executive’s employment with the Company at any time whether with or without Good Reason. If the Executive believes Good Reason exists for terminating the Executive’s employment, then the Executive shall give the Company written notice of the acts or omissions constituting Good Reason within thirty (30) days after learning of such acts or omissions constituting Good Reason (the “Good Reason Notice”). No termination of employment for Good Reason shall be effective for purposes of determining that the Executive is entitled to payment of the Separation Benefit under this Plan unless (i) within thirty (30) days after receiving the Good Reason Notice, the Company fails to either cure such acts or omissions or notify the Executive of the intended method of cure, and (ii) the Executive delivers a Notice of Termination to the Company and subsequently resigns within thirty (30) days after the Company’s deadline in Section 3.3(i) above expires.

Section 3.4 Termination Prior to a Change in Control. If the Company terminates the Executive’s employment other than for Cause, the Executive’s death or the Executive becoming Disabled, and a Change in Control occurs within six (6) months following the Termination Date, then for purposes determining eligibility for payment of the Separation Benefit under this Plan, such Change in Control shall be deemed to have occurred immediately prior to the Termination Date if either (i) the Termination Date occurs following the execution of an agreement (including a letter of intent) that provides for a transaction that subsequently is consummated and constitutes such Change in Control, or (ii) the Executive reasonably demonstrates that such termination was effected in connection with, or in anticipation of, such Change in Control.

Section 3.5 Notice of Termination. During the Change in Control Period, any termination of the Executive’s employment by the Company or by the Executive shall be effective only when communicated by a Notice of Termination given to the other party in accordance with Section 7.5. In the event of a termination by the Executive for Good Reason, a Notice of Termination shall be effective only if given in the time and manner provided in Section 3.3.

Article IV.

OBLIGATIONS OF THE COMPANY UPON TERMINATION

Section 4.1 Accrued Obligations. Upon any termination of the Executive’s employment for any reason, the Company shall pay the Executive any unpaid portion the Executive’s Annual Base Salary through the Termination Date and any accrued, unused vacation through the Termination Date (the “Accrued Obligations”), all in a lump sum in cash within thirty (30) days after the Termination Date.

Section 4.2 Good Reason; Other Than for Cause, Death, or Becoming Disabled; Payment of Separation Benefit. If during the Change in Control Period (i) the Company terminates the Executive’s employment other than for Cause, the Executive’s death, or the Executive becoming Disabled, or (ii) the Executive terminates the Executive’s employment for Good Reason, then the Company shall, in addition to the payment of the Accrued Obligations, have the following obligations to the Executive under this Plan:

4.2.1 If the Executive is a VP, the Company shall pay the Executive, within thirty (30) days after the Termination Date, a lump sum in cash equal to one (1) times the sum of the greater of (x) the Executive’s Annual Base Salary as of the Termination Date, and (y) the Executive’s Annual Base Salary at any time during the one-year period before the Change in Control.

4.2.2 If the Executive is a SVP, the Company shall pay the Executive, within thirty (30) days after the Termination Date, a lump sum in cash equal to two (2) times the sum of the greater of (x) the Executive’s Annual Base Salary as of the Termination Date, and (y) the Executive’s Annual Base Salary at any time during the one-year period before the Change in Control.

4.2.3 The Company shall provide the Executive:

(a) for the period allowed under Section 4980B of the Code (not less than 18 months), the same level of health and dental insurance benefits for the Executive (and the Executive’s dependents, if applicable) upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the Termination Date. The Company’s obligations under this subparagraph (a) shall apply against its coverage obligations under COBRA. Notwithstanding the foregoing, if the Executive becomes eligible to receive health and dental insurance benefits through subsequent employment, then the Executive shall ensure that a coordination of benefits occurs so that the medical and dental plan of the Executive’s new employer shall be responsible for such medical and dental benefits that are available under the new employer’s plans before any medical and dental benefits are provided pursuant to this subparagraph (a); and

(b) for a period of 18 months, the same level of life and disability insurance benefits for the Executive, upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately before the Termination Date.

4.2.4 The foregoing payments under this Section 4.2 are referred to herein collectively as the “Separation Benefit”.

Section 4.3 Cause; Other than for Good Reason. If during the Change in Control Period the Executive’s employment is terminated for Cause, or by reason of death or Disability, or the Executive terminates the Executive’s employment without Good Reason, then the Executive shall have no further rights and the Company shall have no further obligations to the Executive under this Plan, other than for payment of the Accrued Obligations.

Section 4.4 Application of Section 409A of the Code. Notwithstanding the above paragraphs of this Article IV, if the Company determines that (i) the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) as of the date of his “separation from service” as defined by Section 409A (“Separation from Service”), and (ii) any amount of any payment to be made under this Article IV is subject to Section 409A, then such amount shall not be paid to the Executive until six (6) months after the date of the Executive’s Separation from Service (or, if earlier, the date of the Executive’s death). In such case, the portion of the payment so delayed shall be paid in a single lump sum in cash on the first (1st) day of the seventh (7th) month following the Executive’s Separation from Service (or, if earlier, upon the Executive’s death).

Article V.

ASSIGNMENT; SUCCESSORS

Section 5.1 Assignment. The Company’s rights and obligations under this Plan may not be assigned to any entity other than an Affiliate without the Executive’s consent. The Executive’s rights and benefits under this Plan are personal to the Executive and may not be assigned to any person or entity without written consent from the Company other than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

Section 5.2 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon the Company and the Employing Company and its successors and assigns.

Section 5.3 Assumption. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

Article VI.

DISPUTE RESOLUTION

Section 6.1 Mandatory Arbitration. Subject to Section 6.2, any dispute, controversy or claim between the Company and the Executive arising out of or relating to this Plan (a “Plan Dispute”) shall be fully and finally settled by binding arbitration pursuant to an arbitration proceeding initiated and conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”), except as follows: (i) the arbitrator shall agree to treat as confidential all evidence and other information presented, and (ii) the arbitrator shall not have the authority to award punitive, consequential or special damages. The arbitration proceeding shall be conducted in Tulsa, Oklahoma, by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA. The arbitrator shall be an employment law professional or an attorney experienced in employment law. The decision of the arbitrator shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction specified in Section 6.2.

Section 6.2 Enforcement of Arbitration Awards. Either party may bring an action or special proceeding in a state or federal court of competent jurisdiction in Tulsa, Oklahoma, to enforce any arbitration award under Section 6.1.

Section 6.3 Waiver of Jury Trial. To the extent permitted by law, the parties waive any and all rights to a jury trial with respect to any Plan Dispute.

Article VII.

MISCELLANEOUS

Section 7.1 Entire Plan. Except (i) as otherwise hereinafter provided with respect to the Company’s 2006 Long-Term Incentive Plan (the “LTIP”), or (ii) as otherwise expressly provided by the terms of any employment agreement, severance agreement or other similar agreement between the Company and any Executive pursuant to which payments or other benefits are payable to such Executive upon or in connection with a change in control of the Company, this Plan supersedes any and all prior or contemporaneous oral and written agreements and understandings between the parties with respect to the subject matter hereof. Nothing in this Plan shall adversely affect the Executive’s rights under the LTIP or under the terms of any award heretofore or hereafter granted under the LTIP.

Section 7.2 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to its conflict-of-laws principles.

Section 7.3 Captions. The captions of this Plan are not part of this Plan and shall have no force or effect.

Section 7.4 Termination; Amendment. This Plan may not be terminated, and may not be modified or amended in a manner that is less favorable to the Executive, (i) within the six (6) month period prior to and demonstrably in anticipation of the consummation of a transaction that constitutes a Change in Control, (ii) at any time following the execution and during the effectiveness of an agreement (including a letter of intent) that provides for a transaction or transactions that, if consummated, would constitute a Change in Control, or (iii) during a Change in Control Period.

Section 7.5 Notices. All notices and other communications under this Plan shall be in writing and sent to the other party by either hand delivery, pre-paid overnight carrier, or registered or certified U.S. mail (return receipt requested) postage prepaid, addressed as follows:

If to the Executive:

[Name of Executive]

RAM Energy Resources, Inc.

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, Oklahoma 74135

If to the Company:

RAM Energy Resources, Inc.

c/o Senior Vice President and Chief Financial Officer

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, Oklahoma 74135

With a copy to:

RAM Energy Resources, Inc.

c/o President and Chief Executive Officer

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, Oklahoma 74135

or to such other address as either party shall have furnished to the other in writing. Such notice shall be deemed given (i) in the case of hand delivery, the day of delivery if delivered during normal business hours on a business day, otherwise on the next business day; (ii) in the case of overnight delivery, the next business day or the day designated for delivery; and (iii) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; provided, however, that in no event shall any such notices be deemed to be given later than the date they are actually received.

Section 7.6 Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, and this Plan shall be construed as if such invalid or unenforceable provisions were omitted (but only to the extent such provision cannot be appropriately reformed or modified). If any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

Section 7.7 Withholdings. The Company may withhold from any amounts payable under this Plan all amounts authorized by the Executive or required to be withheld under any applicable federal, state, local, or foreign law or regulation.

Section 7.8 Waiver. The waiver by the Company or the Executive of a breach of any term or provision of this Plan shall not operate or be construed as a waiver of a subsequent breach of the same term or provision by the Company or the Executive or of the breach of any other term or provision of this Plan.

This Plan is hereby adopted the 10th day of March, 2009.

RAM Energy Resources, Inc.

/s/ Larry E. Lee

By: Larry E. Lee

Its: Chairman, President and CEO